Exhibit 10.10

THE VALSPAR CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR

WILLIAM L. MANSFIELD

Restated effective December 31, 2008

1.	Establishment

The Valspar Corporation (Company) hereby restates, effective as of December 31, 2008 (Restatement Date), an unfunded supplemental executive retirement plan (Plan) to be known as The Valspar Corporation Supplemental Executive Retirement Plan for William L. Mansfield (Participant). The Effective Date was June 22, 2005.

2.	Purpose

The Plan is established and is intended as an unfunded plan to be maintained for the purpose of providing retirement income to the Participant, and as such it is intended that the Plan be exempt from the relevant requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder (ERISA), including but not limited to Parts 2, 3, and 4 of Title I of ERISA. The Plan is not intended to satisfy the qualification requirements of Section 401, et. seq. of the Internal Revenue Code of 1986, and regulations promulgated thereunder (Code), but is intended to satisfy the requirements of Section 409A of the Code and the Plan shall be construed and administered in a manner that is consistent with and gives effect to such intention.

3.	Eligibility for SERP Benefit

3.1.         Eligibility and Vesting. The Participant shall be vested and shall be entitled to receive the SERP Benefit as set forth in Article 4 upon the occurrence of any of the following events:

a.	The Participant’s Separation from Service other than an involuntary Separation from Service by the Company for Cause (as defined in Section 3.2(a)).

b.	The Participant’s death while employed by the Company with his Spouse surviving. For purposes of this Plan, “Spouse” shall mean Patricia S. Mansfield.

c.

The Participant’s Disability while employed by the Company. For purposes of this Plan, the Participant will have a ‘Disability’ only if he is considered to be ‘disabled’ under Code Section 409A(a)(2)(C).

3.2.         Forfeiture of SERP Benefit. The Participant shall forfeit and shall not be entitled to payment of the SERP Benefit as set forth in Article 4 upon the occurrence of any of the following events:

a.

The Participant’ involuntary Separation from Service by the Company for Cause. For purposes of this Plan, “Cause” shall have the meaning set forth in the Change in Control Agreement between the Company and the Participant in effect on the date hereof, and as amended thereafter (without regard to whether a Change in Control of the Company has occurred).

b.	The Participant’s death while employed by the Company without his Spouse surviving.

3.3         Separation from Service. Separation from Service means the Participant’s termination of employment (as defined in this paragraph), from the Company. A Participant incurs a termination of employment that constitutes a Separation from Service if the Participant and the Board of Directors of the Company (the “Board”) reasonably anticipate either than the Participant will not perform any additional services after a certain date for the Company and any other entity with which the Company is considered a single employee under Code §414(b) or (c) (the “Company Group”), or that the Participant’s level of bona fide services for the Company Group will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (“average prior service”). The Participant does not incur a Separation from Service if on military leave, sick leave, or other bona fide leave of absence if such leave does not exceed a period of 6 months, or if longer, the period for which a statute or contract provides the Participant with the right to reemployment with the Company Group provided that there is a reasonable expectation that the Participant will return to perform further services. If a Participant’s leave exceeds 6 months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation from Service on the next day following the expiration of 6 months. Where a leave of absence is due to a Disability, the 6 month leave period described above shall be 12 months unless the leave is earlier terminated. The service of the Participant as a director of the Board or the board of any member of the Company Group will not be considered in determining whether the Participant has incurred a Separation from Service as an employee of the Company Group. The Board will determine whether a Participant has incurred a Separation from Service based on the facts and circumstances and in accordance with Treas. Reg. §1.409A-1(h)(1)(ii).

4.	Determination of SERP Benefit

4.1.         Determination of SERP Benefit. If the Participant is eligible to receive a benefit under Section 3.1, the Company shall pay to the Participant a benefit (SERP Benefit) equal to: (i) the Participant’s Target Pension, as defined in Section 4.2, less (ii) the Participant’s Benefit Offset, as defined in Section 4.4. The Benefit Offset shall be first applied to reduce the Target Pension attributable to the Base Average Monthly Compensation, and the remainder, if any, to reduce the Target Pension attributable to the Supplemental Average Monthly Compensation. The determination of the Target Pension shall be made 90 days prior to the payment of the SERP Benefit, and the determination of the Benefit Offset shall be made on the date of the Participant’s Separation from Service, death or Disability.

4.2         Target Pension. The Participant’s Target Pension means the Actuarial Equivalent of an monthly annuity for the life expectancy of the Participant commencing on the date of Separation from Service determined by multiplying (i) the sum of the Participant’s Base Average Monthly Compensation and the Supplemental Average Monthly Compensation by (ii) the applicable percentage determined from the following table, based on the Participant attained age on the date of the Participant’s Separation from Service, death or Disability.

Age at Separation from Service, death or Disability	Percentage of Average Monthly Compensation

60 or less	25%
61	28%
62	31%
63	34%
64	37%
65	40%

For purposes of this Plan:

a.

“Actuarial Equivalent” means the equivalence in present value, using the mortality assumptions under Section 417(e) of the Code and the average of the interest rates on ten-year Treasury Notes at which such Notes were sold during the period beginning 60 calendar days and ending 30 calendar days before the occurrence of the event in Section 3.1 entitling the Participant to the payment of the SERP Benefit.

b.

“Base Average Monthly Compensation” means that portion of the Average Monthly Compensation attributable to the annual compensation up to the limit under Code §401(a)(17) in effect on the last day of each of the Company’s fiscal years that is included in the calculation of Average Monthly Compensation.

c.

“Supplemental Average Monthly Compensation” means that portion of the Average Monthly Compensation in excess of the annual limit under Code §401(a)(17) in effect on the last day of each of the Company’s fiscal years that is included in the calculation of Average Monthly Compensation. The Target Pension attributable to the Supplemental Average Monthly Compensation is intended, and shall be so interpreted, to constitute a separate plan that provides “retirement income” within the meaning of §114(b)(1)(I)(ii) of Public Law 104-95, the State Income Taxation of Pension Income Act.

4.3         Average Monthly Compensation. “Average Monthly Compensation” means, except as modified in the next paragraph, 1/12 of the average of the base salary and annual cash incentive bonus paid by the Company to the Participant with respect to the five full or partial fiscal years out of the ten full or partial fiscal years prior to the event in Section 3.1 entitling the Participant to payment of the SERP Benefit that produce the highest average. For purposes of the foregoing, the bonus paid with respect to the Company’s fiscal year shall be the bonus that is based on the Company’s or the Participant’s performance for that fiscal year, even though the actual payment of the bonus does not occur until after the end of that fiscal year.

The determination of base salary and bonus shall include any compensation deferred under Section 125 or 401(k) of the Code and shall exclude any commissions, contributions to a qualified pension plan, expense reimbursements, stock options (including any compensation value attributable to the grant, exercise or disposition of restricted stock, such options or the stock received upon exercise of such option), the amount described in Section 4.4(b) below and any form of compensation or benefit payable in a form other than cash. In the event of the Participant’s death or Disability, Average Monthly Compensation shall be determined based solely on the average base salary and annual bonus after the Effective Date of this Plan.

4.4         Benefit Offset.

a.

“Benefit Offset” shall mean the aggregate, determined as of the most recent valuation date prior to the Participant’s Separation from Service, death or Disability of the following amounts: (i) the Participant’s account balances (and any withdrawals therefrom) under the Company’s Savings and Retirement Plan or any successor plan attributable to Employer Contributions; and (ii) the cumulative amount determined in accordance with subsection 4.4(b).

b.

In addition to the amount set forth in subsection 4.4(a), the Benefit Offset shall include the cumulative amount equal to: (i) $402,267 as of December 31, 2007, plus (ii) for each calendar year (pro-rated for any partial calendar year) in which Participant is eligible to participate in the Company’s Savings and Retirement Plan or any successor plan, the product of (X) the Participant’s Compensation (as defined in the Savings and Retirement Plan) in excess of the compensation limitation for that calendar year under Code §401(a)(17) times (Y) the aggregate percentage for that calendar year of the maximum rate of Employer Contributions (consisting of Matching, Nonelective and Discretionary Formula-Based Contributions as defined in the Savings and Retirement Plan) approved for that calendar year.

5.	Payment of SERP Benefit

5.1         Time of Payment.

a.

In the event: (i) the Participant is eligible to receive the SERP Benefit under Section 3.1(a) and (ii) the Participant is a Specified Employee as defined in Section 5.1(c) on the date of Separation from Service, the Company shall pay the SERP Benefit to the Participant on the date that is six months and one day after the Participant’s Separation from Service and the SERP Benefit shall be increased by Interest for the four months’ period of delay. For purpose of this Section 5.1(a), “Interest” shall mean the ninety-day London Interbank Offered Rate determined on the 60th day (or the first business day after that date that such rate is determined) following the date of Separation from Service plus 3%. In the event the condition in clause (ii) of this subsection does not apply, the Company shall pay the SERP Benefit to the Participant at the time provided in Section 5.1(b).

b.

In the event: (i) the Participant is eligible to receive the SERP Benefit under Section 3.1 and (ii) the provisions of Section 5.1(a) do not apply, the Company shall pay the SERP Benefit to the Participant (or in the event of the death of the Participant, to the Participant’s Spouse), 60 days after the occurrence of the event, or, in the event of Disability, after the determination of Disability as defined in Section 3.1(d) above.

c.

“Specified Employee” means, if any stock of the Company or any member of the Company Group is publicly traded on an established securities market on the date of a Participant’s Separation from Service, a key employee as described in Code §416(i)(1)(A) (disregarding paragraph (5) thereof and using compensation as defined under Treas. Reg. §1.415(c)-2(a)) as determined by the Committee in accordance with Treas. Reg. §1.409A-1(i) and other applicable guidance, including any elections permitted under Treas. Reg. §1.409A-1(i), which shall apply consistently as to all employees who are eligible to participate in any nonqualified deferred compensation arrangement maintained by any member of the Company Group.

5.2         Form of Payment. The SERP Benefit shall be paid in a single lump sum.

5.3         Incompetency. If, as a result of the Disability, the Participant is unable to apply the payment of the SERP Benefit to the Participant’s own interest and advantage, the Company shall make the SERP Benefit due the Participant under the terms of the Plan in accordance with the written directions of the Spouse (or if the Spouse is unable to so act, the person or entity established, to the reasonable satisfaction of the Company and its legal counsel, to have the legal authority to act on behalf of the Participant with respect to such matters following the Disability), and the Company shall be relieved of any further liability upon payment of the SERP Benefit due hereunder at the direction of the Spouse (or such other person or entity).

6.	Administration

6.1.         The Committee. The Plan shall be administered by the Compensation Committee (Committee) of the Board of Directors (Board) of the Company, or by any other committee designated by the Board to administer the Plan. The Committee may delegate any or all of its administrative responsibilities hereunder.

6.2.         Authority of the Committee. Subject to the provisions herein and subject to ratification by the Board, the Committee shall have the full power to amend the Plan at any time (subject to Article 7 herein), to construe and interpret the Plan, and to make any other determination that may be necessary or advisable for the Plan’s administration.

6.3.         Decisions Binding. All determinations and decisions made by the Committee or the Board pursuant to the provisions of the Plan, and all related orders or resolutions of the Committee or the Board shall be final, conclusive, and binding on all persons, including the Company, its employees, the Participant, the Spouse and their respective successors, assigns, estates and beneficiaries.

6.4.         Claims Procedure and Notice. The Participant or Spouse (the “claimant”) may make a claim for the SERP Benefit within the time and in the manner described herein. Such claim shall be made within 60 days after the claim arises by filing a written request with the Vice President of Human Resources of the Company, on behalf of the Committee. The Committee shall determine the claim within a reasonable time after the receipt of the written claim. Notice of the Committee’s decision shall be communicated to the claimant in writing. If the claim is denied, the notice shall include the specific reasons for the denial (including reference to pertinent Plan provisions), a description of any additional material or information necessary for the Committee to reconsider the claim, the reasons for any of such additional material or information, and an explanation of the review procedure.

6.5.         Review. The Participant, Spouse or his or her duly authorized representative may, within 90 days after receiving the written notice denying the claim in accordance with Section 6.4, request the Board of the Company to review the Committee’s decision. The Board shall afford the claimant a hearing and the opportunity to review all pertinent documents and to submit issues and comments orally and in writing. The Board shall render a decision on the review in writing within 120 days after receipt of request for review. The review proceeding shall be conducted in accordance with the rules and regulations adopted from time to time by the Board.

7.	Amendment and Termination

The Committee hereby reserves the right to amend, modify, and/or terminate the Plan at any time subject to ratification by the Board, provided, however, except as provided in the next sentence, no such amendment or termination shall in any manner adversely affect the rights or benefits of the Participant previously accrued herein without the consent of the Participant. Notwithstanding the preceding sentence, if and to the extent that any provision of the Plan does not comply with Section 409A of the Code (and is not otherwise subject to any transition rules applicable under Section 409A of the Code on the date payment is due) such provision shall be administered and interpreted in a manner consistent with the requirements of Section 409A of the Code; if and solely to the extent that any such provision does not comply with Section 409A of the Code, the Company shall have the authority to amend the Plan with respect to that provision to the extent the Company determines necessary to avoid any portion of the SERP Benefit payable to the Participant under the Plan being either retroactively included in taxable income for any taxable period prior to the actual payment to the Participant or subject to the excise tax under Section 409A of the Code, and the consent of the Participant to such amendment shall not be required except to the extent that such amendment reduces the benefit previously accrued to the Participant.

8.	Miscellaneous

8.1.         Unsecured General Creditor. The Participant, the Spouse and the Participant’s beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest, or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Company. Such policies, annuity contracts, or other assets of the Company shall not be held under any trust for the benefit of the Participant the Spouse, or the Participant’s beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Agreement. Any and all of the Company’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

8.2.         Costs of the Plan. All costs of implementing and administering the Plan, and, except as provided in Section 8.3, all costs incurred in providing the benefits described herein, shall be borne by the Company.

8.3.         Tax Withholding. The Company shall deduct from the SERP Benefit pursuant to the Plan amounts sufficient to satisfy any and all applicable federal, state and local tax withholding requirements, including any FICA taxes payable, even if such deduction is required prior to the date payment is otherwise due.

8.4.         Notices. All notices given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered, mailed or faxed to any such party at its address below:

In the case of the Company:

The Valspar Corporation

Attention: Vice President, Human Resources

1101 Third Street South

Minneapolis, MN 55415

In the case of the Participant:

At the most recent address on file at the Company.

            Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

8.5.         Nontransferability. The Participant’s rights to the SERP Benefit provided hereunder may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of the Participant or to any assignee or creditor of the Spouse.

8.6.         Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

8.7.         Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.8.         Plan Year. This Plan shall be administered on a plan year ending on each December 31 from and after the Effective Date of this Plan.

8.9         Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Minnesota.

The Valspar Corporation	Participant

Anthony L. Blaine,	William L. Mansfield
Senior Vice President, Human Resources